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DUPONT PHOTOMASKS, INC.
131 Old Settlers Boulevard
Round Rock, Texas 78664
512-310-6500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 4, 2003

To our Stockholders:

        Notice is hereby given that our 2003 Annual Meeting of Stockholders will be held at the Austin Marriott North, 2600 La Frontera Blvd., Round Rock, Texas 78681, on Tuesday, November 4, 2003, at 10:00 a.m. local time and any adjournment thereof, for the following purposes:

  (1)
  To elect to our Board of Directors two Class I directors to serve until our 2006 annual meeting of Stockholders, or until their successors are elected and qualified, subject to their prior death, resignation or removal.

  (2)
  To ratify the appointment of PricewaterhouseCoopers LLP, as independent public accountants for our company for the year ending June 30, 2004.

  (3)
  To transact such other business as may properly come before the meeting and any adjournments thereof.

        Our Board of Directors recommends an affirmative vote on the items described above.

        Only stockholders of record at the close of business on September 5, 2003 are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited and urged to attend the meeting. Regardless of whether you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy card in the enclosed self-addressed postage-paid envelope. You may still attend and vote in person at the annual meeting if you wish, even though you may have submitted your proxy prior to the meeting. If you attend the meeting and wish to vote in person, you must revoke your proxy and only your vote at the meeting will be counted. Our Bylaws require that the holders of a majority of the outstanding shares of our common stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting in person or by proxy.

        Your support for us is greatly appreciated.

                    By order of our Board of Directors

                    MARSHALL C. TURNER
                     Chairman of our Board and Chief Executive Officer

September 10, 2003

DUPONT PHOTOMASKS, INC.
131 Old Settlers Boulevard
Round Rock, Texas 78664

PROXY STATEMENT

2003 Annual Meeting of Stockholders

SOLICITATION, EXERCISE AND REVOCATION OF PROXIES

        The accompanying proxy is solicited on behalf of our Board of Directors to be voted at our 2003 Annual Meeting of Stockholders. Our annual meeting will be held at the Austin Marriott North, 2600 La Frontera Blvd., Round Rock, Texas 78681, on Tuesday, November 4, 2003 at 10:00 a.m. local time. In addition to the original solicitation by mail, certain of our regular employees may, without extra remuneration, solicit proxies by telephone or in person. No specially engaged employees or solicitors will be retained for proxy solicitation purposes. All expenses of this solicitation, including the costs of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by us. You may vote in person at our annual meeting, if you wish, even though you have previously mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to stockholders beginning on or about September 24, 2003. Unless otherwise indicated, "we," "us" and "our" mean DuPont Photomasks, Inc. and "DuPont" means E. I. du Pont de Nemours and Company or one of its wholly owned subsidiaries.

        All duly executed proxies will be voted in accordance with the instructions thereon. Stockholders who execute proxies, however, retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice thereof has been given to our Secretary unless the stockholder granting such proxy votes in person at our annual meeting.

VOTING OF SECURITIES

        The record date for the determination of stockholders entitled to vote at our annual meeting is September 5, 2003. As of such date, we had outstanding 18,129,932 shares of our common stock, $0.01 par value per share. Our common stock is the only class of our stock outstanding and entitled to vote at our annual meeting. Each stockholder is entitled to one vote for each share of our common stock held. All votes on the proposals set forth below will be taken by ballot. For purposes of the votes on all proposals set forth below, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at our annual meeting. The stockholders present at our annual meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in our annual meeting. Abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on any particular matter) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

ELECTION OF DIRECTORS
(Proposal 1)

General Information

        Two directors are proposed to be elected at our annual meeting, all of whom are currently our directors. Our Bylaws provide for a Board of not less than one nor more than 15 directors, with the current number set at eight. Vacancies on our Board shall be filled solely by the majority vote of directors then in office, even though less than a quorum of the Board.

        Our Board is divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the Class I directors is expiring at this annual meeting, the term of office of the Class II directors will expire at the 2004 annual meeting and the term of office of the Class III directors will expire at the 2005 annual meeting, and directors in each class shall hold office until such annual meeting of stockholders or until his or her successor is elected and has qualified.

        The persons named in the accompanying proxy may act with discretionary authority to vote for a new director nominee should any nominee named in this proxy statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless the stockholder has specified otherwise, the persons named in the accompanying proxy will vote such stockholder's shares of our common stock in favor of the nominees listed below. Proxies cannot be voted for a greater number of persons than the number of nominees listed below.

Stockholder Approval

        The two nominees receiving the greatest number of votes at our annual meeting at which a quorum is present shall be elected, even if they receive less than a majority of the votes. Our stockholders are not entitled to cumulative voting. Abstentions will have no effect on the tabulation of votes cast for the election of any director, except to the extent that they affect the total votes received by any particular nominee.

Board Recommendation

        Our Board believes that the election of the persons listed below as our directors is in the best interest of our company and our stockholders. Our Board, therefore, recommends that you vote FOR the nominees and it is intended that the proxies not marked to the contrary will be so voted. Directors elected to replace those of a class whose term expires at a given annual meeting shall be elected to hold office until the third succeeding annual meeting or until their respective successors have been elected and qualified.

Nominees for Director

        The following table sets forth the name, age (as of September 5, 2003) and current position of each person who is a nominee for election as one of our directors:

Name	Age	Current Position	Class of Director
E. James Prendergast	50	Director	Class I
William T. Siegle	64	Director	Class I

        E. James Prendergast is the Vice President and Chief Technology Officer of DuPont Electronic and Communication Technologies, a business unit of DuPont, where he oversees the research and development of semiconductor fabrication processes and materials, packaging materials and circuit and component materials. Dr. Prendergast is the former Vice President and Director of the Physical Sciences Research Laboratories, a part of Motorola Labs, where he directed long-range research in future integrated systems, materials, and lab-on-a-chip for potential new business applications. Dr. Prendergast holds a Bachelor's of Science Degree and a Bachelor's Degree in Electrical Engineering from Sydney University. He also holds a Doctorate in Electrical Engineering from Cambridge University. He has been one of our directors since February 2003.

        William T. Siegle is Advanced Micro Devices' Senior Vice President, Technology Operations and Chief Scientist. Dr. Siegle oversees the operations of AMD's Technology Development Group and the key technology strategies that support AMD's various business units. Prior to joining AMD, Dr. Siegle was director of IBM's Advanced Technology Center. He holds a Bachelor's Degree, Master's Degree and Doctorate in Electrical Engineering, all from Rensselaer Polytechnic Institute. Dr. Siegle is currently a member of the board of International Sematech and the SIA Technology Strategy Committee. He has been one of our directors since May 2003.

  Other Directors

Name	Age	Current Position	Class of Director
Preston M. Adcox	60	Director	Class II
Robert J. Boehlke	62	Director	Class II
Isabella C. M. Cunningham, Ph.D.	61	Director	Class II
Susan Vladuchick Sam	55	Director	Class II
John C. Sargent	65	Director	Class III
Marshall C. Turner	61	Chairman of our Board and Chief Executive Officer	Class III

        Preston M. Adcox was formerly our President and Chief Operating Officer until his retirement from the position in February 2002. He remains an employee of the Company. He joined DuPont in 1967 and has held a number of manufacturing and technology management positions. He became a Managing Director in DuPont's semiconductor materials business in 1988 and had global responsibility for DuPont's photomask operations until 1996. He was a member of the Board of Directors of Etec Systems from 1990 to early 1995. From 1988 to 1999, he served on the Board of Directors of Semiconductor Industry Suppliers Association (formerly Semi-Sematech), an organization representing United States equipment and material suppliers to the semiconductor manufacturing industry. He holds a Bachelor's Degree in Mechanical Engineering from the University of Arkansas and a Master's Degree in Mechanical Engineering from the University of Florida. He has been one of our directors since May 2000.

        Robert J. Boehlke is the former Executive Vice President and Chief Financial Officer of KLA-Tencor Corporation, a position he held from 1990 until his retirement in 2000. Between 1983 and 1990, he held a variety of senior general management positions with KLA Instruments. Prior to his employment by KLA-Tencor, Mr. Boehlke was a partner at the investment banking firm of Kidder, Peabody & Company, Inc. from 1971 until 1983. He holds a Bachelor's of Science degree from the U.S. Military Academy at West Point and a Master's Degree in Business Administration from Harvard University. He is also a director of Entegris, Inc., MEMC Electronics Materials, Inc. and LTX Corporation. He has been one of our directors since October 2001.

        Isabella C. M. Cunningham, Ph.D. is a private consultant and has held a variety of positions in communications, marketing, law and business education in the United States and internationally. Since 1983, she has been the Ernest A. Sharpe Professor in Communication at the University of Texas at Austin. She has been published extensively in the area of business, marketing and communications. She holds a Ph.D. and a Master's Degree in Business Administration and Marketing from Michigan State

University, a Master's Degree in Business Administration from Escola de Administracao de Empresas de Sao Paulo and a Doctor of Jurisprudence Degree from Faculdade da Direito da Universidade Catolica de Sao Paulo, Brazil. Dr. Cunningham is currently a director of Wells Fargo Bank, Austin, Texas and of XLIX Corp, Austin, Texas. She is also a member of the Board of Directors of the National Museum of Natural Sciences of the Smithsonian Institution in Washington. Dr. Cunningham is a member of the board of several non-profit organizations, such as the Texas Medical Association Foundation, the Heart Foundation in Austin, Texas, and of the University of Texas Press Advisory Board. She has been one of our directors since October 2001.

        Susan Vladuchick Sam is a private consultant, having retired from DuPont in 1999. She joined DuPont in 1969 and held a variety of management positions in Research and Development, Human Resources and Manufacturing during the course of her career, including Director of Operations for DuPont Medical Products from 1993 to 1995, Director of Human Development and Personnel Relations from 1995 to 1997 and Director of Operations-U.S. Region and Vice Chair of the Operations Network from 1997 to 1999. She holds a Bachelor's Degree in Chemistry from Grove City College and a Master's Degree in Chemical Education from the University of Delaware. Ms. Sam currently serves on the Board of Trustees of Grove City College. She has been one of our directors since January 1996.

        John C. Sargent is a private consultant, having retired from DuPont in 1998. He joined the Treasury Department of Conoco in 1964 and worked in a number of financial management positions with Conoco both in the United States and Europe. He became Vice President and Treasurer of Conoco in 1981 and also in 1981 became Assistant Treasurer and Director of the Treasury Division of DuPont after Conoco was acquired by DuPont. He assumed the position of Vice President and Treasurer of DuPont in 1992. His positions have also included financial control responsibility for several international operations. He holds a Bachelor's Degree in Accounting from the University of Texas and he has held a CPA license. He has been one of our directors since December 1995.

        Marshall C. Turner is Chairman of our Board and our Chief Executive Officer. Mr. Turner is a director of the Alliance Technology Fund, and two privately held business development companies. He is also the Chairman of the Board of the Smithsonian's National Museum of Natural History, and a director of the George Lucas Educational Foundation. From 1981 through 1998, he was a founding general partner of Taylor & Turner Associates, Ltd., the general partner of several venture partnerships. He served on an interim basis from June 1999 to May 2000 as the Chairman of our Board of Directors and Chief Executive Officer. He holds a Bachelor's Degree in Mechanical Engineering and a Master's Degree in Product Design from Stanford University, and a Master's Degree in Business Administration from Harvard University. He has been one of our directors since April 1996.

Board Committees and Meetings

        Our Board has appointed from among its members three standing committees:

        The Audit Committee is presently composed of John C. Sargent, who serves as chairperson of the committee, Isabella C. M. Cunningham, Ph.D. and William T. Siegle. No member of the Audit Committee may be an employee or officer. The functions of the Audit Committee include meeting with our independent public accountants to discuss the scope and results of their examination, to review our internal audit activities and to discuss the adequacy of our accounting and control systems, to review the audit schedule and to consider any issues raised by its members, our independent public accountants and our staff or management. Each year the Audit Committee will select and report to the full Board the name of an accounting firm to audit our consolidated financial statements.

        The Compensation Committee is presently composed of Susan Vladuchick Sam, who serves as chairperson of the committee, Robert J. Boehlke and John C. Sargent. No member of the Compensation Committee may be an employee or officer. The principal functions of the Compensation Committee are to review and approve our organization structure, review performance of our officers, establish overall employee compensation policies and recommend to our Board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards, stock options and restricted stock grants, and administers our stock plans and bonus plan.

        The Governance Committee is presently composed of Isabella Cunningham, who serves as chairperson of the Committee, Robert Boehlke, E. James Prendergast, Susan Vladuchick Sam, John C. Sargent and William T. Siegle. No member of the Governance Committee may be an employee or officer. The primary functions of the Governance Committee are to provide a forum for independent directors to address corporate governance issues, to stimulate continuous improvement of our Board's practices, to serve as a catalyst for clear and thorough communication between our Board and our Chief Executive Officer, and to recommend director candidates to our Board for nomination or appointment. The Governance Committee also may from time to time address other matters as deemed appropriate by the Governance Committee or the Board. In carrying out its duties, the Governance Committee and its chairperson shall, as appropriate, consult with and solicit the views of our Chief Executive Officer. The Governance Committee is authorized to retain, at our expense, independent legal, accounting, or other professional advisers selected by the Governance Committee, for any matters relating to the Governance Committee's responsibilities.

        During fiscal 2003, our Board held ten meetings in person or by telephone. Members of our Board are provided with information between meetings regarding our operations and are consulted on an informal basis with respect to pending business. Such consultation from time to time leads to director action between meetings by unanimous written consent of the directors, which occurred once during fiscal 2003. During fiscal 2003, the Compensation Committee held eight meetings in person or by telephone. During fiscal 2003, the Audit Committee held twelve meetings in person or by telephone, and took action between meetings by unanimous written consent of the committee members once during fiscal 2003. The Governance Committee did not meet during fiscal 2003 because its composition and charter was not finalized until our final Board meeting of fiscal 2003. During fiscal 2003, our Board appointed a special committee, referred to as the Pricing Committee, consisting of Robert J. Boehlke, John C. Sargent and Marshall C. Turner, in connection with the $125 million of convertible subordinated notes that we issued in May 2003. The Pricing Committee held three meetings in person or by telephone. Each of the incumbent directors who was a director during the fiscal 2003 year attended no fewer than 75 percent of the total number of meetings of our Board and the total number of meetings held by all committees of our Board on which such director served during the year. The Board has determined that all members of the Audit Committee are "independent directors" as that term is defined in Rule 4200 of the listing statutes of the National Association of Securities Dealers.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
(Proposal 2)

General Information

        Our Bylaws provide that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit our books of account, accounting procedures and consolidated financial statements for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

        During fiscal 2003, PricewaterhouseCoopers LLP audited our annual consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided various other services.

        Subject to ratification by stockholders, the Audit Committee has appointed PricewaterhouseCoopers LLP as independent accountants to perform the examination of our consolidated financial statements for fiscal 2004 and to render other services required of them. Notwithstanding this selection, the Audit Committee may, in its discretion, direct the appointment of a different independent accounting firm at any time if the Audit Committee believes that such change would be in the company's and our stockholders' best interests.

        The Audit Committee reviews and considers all PricewaterhouseCoopers LLP's professional services when assessing auditor independence. The following professional fees were remitted to our independent auditors with respect to fiscal 2003:

  •
  Audit Fees. PricewaterhouseCoopers LLP's fees for our fiscal 2003 audit and review of interim consolidated financial statements were $355,000.
  •
  Financial Information System Design and Implementation Fees. We did not engage PricewaterhouseCoopers LLP to perform services related to financial information system design, implementation and review in fiscal 2003.
  •
  All Other Fees. PricewaterhouseCoopers LLP's fees for all other professional services rendered to the Company during fiscal 2003 were approximately $592,000, which included fees for (a) services related to the $125 million of convertible subordinated notes that we issued in May 2003 of approximately $115,000, (b) consultations concerning financial accounting and reporting standards of $65,000 (c) assistance with and review of documents filed with the Securities and Exchange Commission of $45,000, and (d) tax consultation, tax preparation and other consultations of approximately $367,000.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at our annual meeting, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Stockholder Approval

        The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of the ratification of the selection of PricewaterhouseCoopers LLP. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether or not this proposal has been approved.

Board Recommendation

        Our Board believes that the ratification of PricewaterhouseCoopers LLP as independent accountants is in the best interest of our company and stockholders. Our Board, therefore, recommends that you vote FOR such ratification and it is intended that the proxies not marked to the contrary will be so voted. If the appointment is not ratified, our Board and Audit Committee will consider whether to select other independent accountants.

OTHER BUSINESS

        Our Board knows of no business to be brought before the meeting other than the proposals outlined above. If any other proposals properly come before the meeting, it is intended that the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

STOCKHOLDER PROPOSALS

        Under the rules of the Securities and Exchange Commission and our Bylaws as amended, the deadline for stockholders to submit proposals to be considered for inclusion in our proxy statement for the 2004 annual meeting of stockholders is expected to be 120 days prior to September 24, 2004. Such proposals may be considered for inclusion in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws, as amended.

BENEFICIAL OWNERSHIP OF SECURITIES

        As of September 5, 2003, DuPont beneficially owned 3,629,272 shares (approximately 20.0 percent) of our common stock. As a result, DuPont has influence over our direction and policies including any merger, consolidation or sale of all or substantially all of our assets and the election of members of our Board. DuPont has indicated its intention to vote in favor of the proposals described above.

        The following table sets forth, as of the close of business on September 5, 2003, certain information regarding beneficial ownership of shares of our common stock by:

  •
  Each person who is known by us to be a beneficial owner of five percent or more of our common stock;
  •
  Each current director, including those directors who are nominees for director;
  •
  Each executive officer named in the summary compensation table included herein; and
  •
  All our current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned. Shares are owned beneficially and of record, unless otherwise specified. The number of shares of common stock used to calculate the percentage ownership of each listed person includes shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of September 5, 2003. The percentage of beneficial ownership is based on 18,129,932 shares outstanding as of September 5, 2003.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)
	Number(2)		Percent
E. I. du Pont de Nemours and Company 1007 Market Street Wilmington, Delaware 19898	3,629,272	(3)	20.0
Mellon Financial Corporation One Mellon Center Pittsburgh, Pennsylvania 15258	2,114,158	(5)	11.7
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	2,157,593	(6)	11.9
High Rock Capital LLC 28 State Street, 18th Floor Boston, Massachusetts 02109	954,040	(7)	5.3
Marshall C. Turner	1,000		*
Satish Rishi	5,097		*
James R. Northup	4,128		*
Craig W. Kokjohn	21,210		*
James W. Boeckman	319		*
Peter S. Kirlin	0		*
Preston M. Adcox	17,912		*
Robert Boehlke	0		*
Isabella C. M. Cunningham	0		*
E. James Prendergast	3,629,272	(4)	20.0
Susan Vladuchick Sam	2,000		*
John C. Sargent	300		*
William T. Siegle	0		*
All executive officers and directors as a group (13 persons)	3,681,238	(4)	20.3

*
Less than 1 percent.
(1)
The address for all officers and directors is 131 Old Settlers Boulevard, Round Rock, Texas 78664.

(2)
Does not include shares purchasable more than 60 days after September 5, 2003 pursuant to options granted as of year end to directors and named executive officers under our stock plans, as follows:

Executive Officer or Director	Total Options Available as of June 30, 2003	Unvested Options	Vested Options Exercisable within 60 days of September 5, 2003
Marshall C. Turner	75,500	11,250	68,000
Satish Rishi	77,390	64,889	18,073
James Northup	42,133	35,882	8,284
Craig W. Kokjohn	85,906	38,450	47,275
James W. Boeckman	16,000	12,000	4,000
Peter S. Kirlin	290,000	188,100	101,900
Preston M. Adcox	227,601	8,750	227,601
Susan Vladuchick Sam	20,000	12,500	12,500
John C. Sargent	25,000	12,500	17,500
Isabella C. M. Cunningham	17,000	14,000	7,250
Robert Boehlke	17,000	14,000	7,250
William T. Siegle	12,000	12,000	—
E. James Prendergast	—	—	—

(3)
All shares are held by DuPont and its wholly owned subsidiary, DuPont Chemical and Energy Corporation, as reported on Schedule 13D/A dated May 4, 2001 as filed with the Securities and Exchange Commission, or SEC.
(4)
Includes the 3,629,272 shares beneficially owned by DuPont, which Director Prendergast has the right to vote.
(5)
As reported on Schedule 13 G/A dated January 21, 2003 as filed with the SEC.
(6)
As reported on Schedule 13 G/A dated February 13, 2003 as filed with the SEC.
(7)
As reported on Schedule 13 G dated February 7, 2003 as filed with the SEC.

TRANSACTIONS AND RELATIONSHIP BETWEEN US AND DUPONT

        We have entered into a number of agreements with DuPont for the purpose of defining various past, present and prospective arrangements and transactions. These agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, are not the result of negotiations between independent parties. It is our intention and the intention of DuPont that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing various mutually beneficial joint arrangements. However, because of the complexity of the various relationships between us and DuPont, we cannot assure you that all of these agreements, or the transactions provided for therein, were effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. We are only entitled to the ongoing assistance of DuPont for a limited time.

        We and DuPont may enter into additional or modified arrangements and transactions in the future. Any such future arrangements and transactions will be determined through negotiation between DuPont and us. We have adopted a policy that all future agreements between us and DuPont will be on terms that we believe are no less favorable to us than the terms we believe would be available from unaffiliated parties. In that regard, we intend to follow the procedures provided by the Delaware General Corporation Law, which includes a vote to affirm any such future agreements by a majority of our directors who are not employees of DuPont, even if such directors may be less than a quorum.

        The following is a summary of various past, present and prospective arrangements and transactions between DuPont and us:

Administrative Service Agreements

        We and DuPont have entered into several transitional administrative service agreements, pursuant to which DuPont may continue to provide various services to us, including tax consulting and information systems support. Since DuPont now owns less than a majority of our outstanding shares, either party may terminate these agreements subject to certain notice provisions. Although we have used those services in prior fiscal years, during fiscal 2003 we did not use those services and therefore we paid DuPont $0 for services provided under these agreements in fiscal 2003. If we did use those services, we would be obligated to pay fees established in these agreements based upon the type and amount of services rendered. In addition, we would reimburse DuPont for any out-of-pocket expenses it incurs in connection with providing the services.

        With the exception of the administrative service agreement entered into by the respective subsidiaries of DuPont and our company in Korea, in the absence of gross negligence or willful or reckless misconduct, DuPont's liability for damages to us for any breach of DuPont's obligations under the administrative service agreements is limited to payments made to DuPont thereunder. With respect to the administrative service agreement covering our operations in Korea, DuPont's subsidiary is not required to provide any guarantee or warranty of any nature and cannot be held liable for any claims, damages or liabilities of any kind resulting from the furnishing of the services thereunder.

Research, Development and Consulting Agreement

        We have entered into a research, development and consulting agreement with DuPont whereby DuPont will provide to us supplemental technical assistance and consulting with respect to analytical support and consulting on an as-needed basis and research projects addressing our specific needs. Compensation for research project support will be determined at the time each specific project relating thereto is undertaken. We paid DuPont $50,000 under this agreement in fiscal 2003. The initial term of the research, development and consulting agreement expired on January 1, 2001, but, in accordance with its terms, the agreement remains in effect thereafter until terminated by either party within 90 days after any annual meeting of the parties under the agreement.

Tax Indemnification Agreement

        We have entered into a tax indemnification agreement with DuPont pursuant to which we will pay DuPont, or DuPont will pay us, as appropriate, amounts in respect of taxes shown as due attributable to our operations for the period ending on the date on which we ceased to be a member of the DuPont consolidated group. DuPont will indemnify us and our subsidiaries from liability for certain matters, net of corresponding tax benefits, including any federal, state or local taxes attributable to any affiliated or combined group of which we were a member at any time prior to June 13, 1996 and any federal, state or local income or other tax for any period up to and including June 13, 1996. We will indemnify DuPont and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to our operations following June 13, 1996. In connection with the sale of our 31 percent equity interest in DuPont Korea, Ltd. to DuPont, to the extent there is a loss, any tax benefit attributable to such loss will be for DuPont's benefit at such time as DuPont beneficially owns 50 percent or less of our outstanding common stock and we have received the benefit from the Internal Revenue Service.

        The tax indemnification agreement will require payments of claims to be made within 30 days of the date a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to the underpayments of the applicable tax.

Any disputes concerning the calculation or basis of determination of any payment provided under the tax indemnification agreement will be resolved by a law firm or an accounting firm selected jointly by the parties.

Environmental Indemnification Agreement

        We have entered into an environmental indemnification agreement with DuPont pursuant to which DuPont will generally indemnify us against substantially all liabilities relating to any environmental contamination present on our manufacturing sites and those of our subsidiaries as of June 13, 1996 or present on any other site as a result of our manufacturing operations and those of our subsidiaries prior to June 13, 1996. Subsequent to June 13, 1996 any previously unknown contamination found over the next five years is also eligible for indemnification based on notification to DuPont. The environmental indemnification agreement includes procedures for notice and payment of indemnification claims and generally provides that the party bearing the majority of the liability will assume the defense of such claim and will control any negotiation or remediation activities.

Corporate Tradename and Trademark Agreement

        We have entered into a corporate tradename and trademark agreement with DuPont whereby DuPont licenses to us the following:

  •
  Use of the tradename "DuPont" as part of our corporate name;
  •
  Use of the tradename "DuPont" as part of the name of our affiliated companies; and
  •
  Use of the trademark DuPont in Oval as part of our corporate logo.

        DuPont may terminate the corporate tradename and trademark agreement upon two years' prior written notice in the event that DuPont and/or its affiliates cease to hold 20 percent of our total outstanding common stock and upon 90 days' written notice in the event that:

  •
  DuPont ceases to be the largest holder of our common stock and the new largest shareholder is, in DuPont's reasonable judgement, someone other than a passive shareholder;
  •
  We purport to assign or otherwise transfer the corporate tradename and trademark agreement without DuPont's written consent; or
  •
  We use the tradename "DuPont" other than under the terms of the corporate tradename and trademark agreement.

In addition, DuPont may terminate the corporate tradename and trademark agreement upon 90 days' written notice for any reason after January 1, 2008. In the corporate tradename and trademark agreement, we grant DuPont the right to inspect and test products manufactured by or for us and intended to be sold bearing the DuPont in Oval logo to determine uniform quality and compliance with quality standards of DuPont and agree to hold DuPont harmless from any and all liabilities arising from the manufacture, sale, transportation, storage or use of products manufactured by or for us bearing the DuPont in Oval logo. Upon termination of the corporate tradename and trademark agreement, we will be obligated to:

  •
  Change our name so that the tradename "DuPont" is omitted;
  •
  Cease to use the tradename "DuPont" or any similar tradename as part of our corporate name or in any other manner whatsoever; and
  •
  Cease to use the DuPont in Oval logo.

Registration Rights Agreement

        Under a registration rights agreement between DuPont and us, DuPont and its assignees are entitled to various rights with respect to the registration of shares they hold under the Securities Act of 1933. Subject to limitations, including a minimum registration of over 1,000,000 shares, DuPont and its assignees have the right to require us to register the sale of all or part of the shares they hold under the Securities Act of 1933. DuPont and its assignees are entitled to request up to an aggregate of five demand registrations. DuPont and its assignees are also entitled to include the shares of common stock they hold in a registered offering of securities by us for their own account, subject to conditions and restrictions. In addition, the registration rights agreement contains certain indemnification provisions by us for the benefit of DuPont and its assignees as well as any potential underwriter and by DuPont and its assignees for the benefit of us and related persons. DuPont and its assignees may transfer its registration rights under the registration rights agreement without our prior approval.

Teflon AF Agreement

        In June 2000, DuPont entered into an agreement with us to supply us with all of our requirements for Teflon AF fluoropolymer resins for use in making pellicles. The agreement has an initial term of three years, and is automatically renewed for an additional year on each anniversary date of the agreement unless we or DuPont decline to renew, in which case the agreement will terminate upon the expiration of the remaining term. The agreement also provides us with a license to use the patent underlying Teflon AF if DuPont ceases to make Teflon AF, terminates the agreement or sells its Teflon AF business.

        On July 8, 2003, we announced that we signed a multi-year supply agreement with Micro Lithography, Inc. (MLI), whereby MLI will supply pellicles to us. We also announced that we would begin ramping-down internal pellicle production at our Danbury, Connecticut facility immediately, ending production by September 2003. We sublicensed to MLI certain of our rights under the Teflon AF agreement.

REPORT OF THE AUDIT COMMITTEE

        Since our initial public offering, we have had an Audit Committee composed entirely of non-management directors. The members of the Audit Committee meet the independence and experience requirements of NASDAQ. In fiscal 2003, the Committee met twelve times, seven of which were telephonic, and took action between meetings by unanimous written consent of the committee members once during fiscal 2003. The Audit Committee's responsibilities are more fully described in its charter, a copy of which was included as an appendix to our 2002 proxy statement.

        During fiscal 2003, at each of its meetings, the Committee met with the senior members of the Company's financial management team, the Company's general counsel or deputy general counsel and our independent auditors. The Committee's chairman establishes the Committee's agenda. The Committee had private sessions, at most of its meetings, with the Company's independent auditors, at which candid discussions of financial management, accounting and internal control issues took place.

        The Committee selected, appointed and recommended to the Board of Directors the engagement of PricewaterhouseCoopers LLP as our independent auditors and reviewed with the Company's financial managers and the independent auditors, overall audit scopes and plans, the results of internal and external audit examinations and the quality of the Company's financial reporting.

        The Audit Committee has reviewed and discussed our audited consolidated financial statements and the Annual Report on Form 10-K for fiscal 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our consolidated financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that the audited consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP, and all applicable legal requirements, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

        In its meetings with representatives of the independent auditors, the Committee asks them to address, and discuss areas and topics that the Committee believes are particularly relevant to its oversight and review.

        The Committee believes that, by thus focusing its discussions with the independent auditors, it can promote a meaningful dialogue that promotes its oversight, review, judgement and decisions.

        The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communications with audit committees). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the Committee has discussed with the auditors their independence.

        In performing all of these functions, the Audit Committee acts in an oversight and review capacity. The Committee conducts its reviews prior to the Company's public announcements of financial results and, necessarily, in its oversight and judgement roles, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual consolidated financial statements with GAAP.

        In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2003, for filing with the SEC.

Respectfully submitted by The Audit Committee,

John C. Sargent, Chairperson	Isabella C. M. Cunningham, Ph.D.	William T. Siegle

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10 percent or more of our common stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to holdings of and transactions in our securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal 2003 and thereafter, Forms 5 and amendments thereto furnished to us with respect to fiscal 2003, and any written representations received by us from a director, officer or beneficial owner of more than 10 percent of our common stock that no Form 4 or 5 is required, we believe that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2003, except that Mr. Northup failed to timely file two stock option grants during fiscal 2003, and Mr. Rishi failed to timely file one stock option grant during fiscal 2003, in each case with respect to options granted under the Company's 1997 Stock Option and Restricted Stock Plan, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Susan Vladuchick Sam, who serves as the chairperson of the Committee, Robert J. Boehlke and John C. Sargent. None of these individuals was an officer or employee of the Company or any of its subsidiaries at any time during fiscal 2003 or at any other time.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee is responsible for reviewing and approving our organization structure, reviewing performance of our officers, establishing overall employee compensation policies and recommending to our Board major compensation programs. The Compensation Committee also reviews and approves compensation for our directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants, and administers our stock plans and bonus plan.

        The Compensation Committee has designed a compensation program intended to attract and motivate our employees. The Compensation Committee believes that compensation should be tied to our long-term performance and benefit to our stockholders. As such, a significant portion of our management's compensation is tied to the performance of our long-term total stockholder return. The Compensation Committee periodically reviews our compensation programs in comparison with similarly situated companies and, as appropriate and subject to applicable legal and regulatory requirements, amends our programs accordingly to assure that our compensation programs are competitive within the industry and carry out our objectives.

Base Salaries

        Base salaries for our employees are targeted to be competitive with similarly situated companies. Base salaries are determined by evaluating levels of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Increases to base salaries are driven primarily by individual employee performance.

        At August 31, 2003, the annualized base salaries for Messrs. Turner, Rishi, Northup, Kokjohn and Boeckman were $395,000, $240,640, $223,080, $209,922, and $190,008, respectively. During the six months ended December 31, 2002, Messrs. Rishi, Northup, Kokjohn and Boeckman took a one-week furlough with a commensurate reduction in salary as a cost reduction measure.

Employment Agreements

        Effective as of June 24, 2003 (the date of his election as Chief Executive Officer), we entered into an employment agreement with Mr. Turner providing for a base annual salary of $395,000 and a cash bonus. Mr. Turner's target bonus opportunity is 75 percent of his base salary, but his actual bonus could range from 0 percent to 150% percent of his base salary, depending on our performance and his own performance. Mr. Turner will also receive reimbursement for temporary living and travel expenses for up to twelve months, and will be entitled to relocation benefits in accordance with our standard policies. We have also agreed to provide continuation medical and dental coverage for Mr. Turner and his spouse under our standard benefits plan until such time as they are 65 years old, respectively. We also granted Mr. Turner 170,000 options to purchase our common stock, 70,000 of which vest in six months and 100,000 of which will vest in equal quarterly installments over the four-year period beginning June 30, 2004.

        Mr. Kirlin resigned as our Chief Executive Officer and Chairman of our Board of Directors on June 24, 2003. Pursuant to his employment agreement, and as approved by our Board, we paid him $30,598 in lieu of the notice required by his employment agreement, $66,372 for accrued but unused vacation time, $367,167 of severance, and $107,837 for bonus for 2003. We also paid $23,000 to third parties for outplacement services on his behalf.

        We entered into employment agreements in fiscal 2002 with Messrs. Northup and Rishi providing base annual salaries for each in the amount of $220,000 and $235,000, respectively, and each for a three-year term. Mr. Northup received 25,000 options vesting ratably over four years. Mr. Rishi received 50,000 options granted on November 5, 2001 vesting ratably over four years, 7,500 options granted on July 5, 2002 vesting ratably over three years and 7,500 options granted on November 5,

2002 vesting ratably over three years. Messrs. Northup and Rishi are entitled to receive severance benefits if their employment is terminated, either actually or constructively within 12 months after a change-in-control of the company (as each such term is defined in the agreements). These benefits include a lump-sum severance payment equal to 12 months salary and the immediate accelerated vesting of any of the outstanding options originally granted to them. In addition, Messrs. Northup and Rishi will also receive, among other benefits, the lump-sum severance payments outlined above in the event either is terminated without cause or for good reason (as each such term is defined in the agreements).

        We entered into an employment agreement in fiscal 2000 with Mr. Adcox providing for a fiscal year 2001 salary of $320,000, a grant of options as described under the section of this proxy statement entitled Executive Compensation and Other Information, and other benefits more fully described in the agreement. Mr. Adcox's employment agreement also provides Mr. Adcox the ability to move into a part-time position with the Company for two years after he leaves full-time employment with the Company. In February of 2002, Mr. Adcox left the Company in a full-time capacity and moved into the part-time position. Mr. Adcox's employment agreement will expire in February 2004.

Bonus Plan

        We maintain an annual incentive or bonus plan for our employees. Employees are selected by the Compensation Committee to participate in the bonus plan based upon the recommendation of our Chief Executive Officer. The bonus plan provides for target bonus grants to be established based on the position of the employee and to be computed as a percentage of the mid-point of our salary range for their position. The bonus plan provides that performance goals based on our earnings and other key business metrics will be set by our Board, and the amount of bonus will be calculated based on the employee's target bonus grant, our performance compared with the performance goals and individual contributions by the employee.

        The Compensation Committee authorized, at the recommendation of our Chief Executive Officer, bonuses to be awarded to selected employees, including executive officers, aggregating $1.9 million for fiscal 2003.

Deferred Compensation Plan

        In April 2002, we implemented a Deferred Compensation Plan. This Plan is intended to be an unfunded and nonqualified deferred compensation arrangement that will provide deferred compensation benefits to a select group of management or highly compensated employees and our Board. Enrollment in the plan is voluntary. There is no company matching contribution. The plan does coordinate with the 401(k) plan to insure the maximum benefit elected is achieved. If an event triggering the payment of the participant's accrued benefit including the participant's disability, death, termination of employment, resignation from our Board, or a change of control occurs, then the participant's accrued benefit shall be paid either in a cash lump sum on their benefits starting date, or if the accrued benefit is $50,000 or greater, in equal installments over a five (5) year period. At the sole discretion of the Company, the form of payment will be determined by one of our authorized officer(s) of the Company (except that such authorized officer(s) shall not have the authority to make a decision regarding their own form of payment).

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to employees. The limitation applies only to compensation that is not considered to be performance-based compensation. Compensation that qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Option and Restricted Stock Plan contains provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The non-performance based compensation to be paid to our executive officers for fiscal 2003 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to individual executive officers for fiscal 2004 will exceed that limit. Because it is very unlikely that the compensation payable to any of our employees in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided not to take any other action to limit or restructure the elements of cash compensation. The Compensation Committee will reconsider this decision should the individual compensation of any employee ever approach the $1 million level.

Compensation of Chief Executive Officer

        In setting compensation payable to our Chairman of the Board and Chief Executive Officer, Marshall C. Turner, the Compensation Committee has taken into consideration Mr. Turner's education, prior accomplishments and strategic leadership experience in the high-tech industry and has sought to be competitive with companies of similar size and characteristics within our industry. Given those considerations, Mr. Turner's base salary is tied to both our performance and his own performance. Effective as of June 24, 2003 (the date of his election as Chief Executive Officer), we entered into an employment agreement with Mr. Turner providing for a base annual salary of $395,000 and a cash bonus. Mr. Turner's target bonus opportunity is 75 percent of his base salary, but his actual bonus could range from 0 percent to 150% percent of his base salary, depending on our performance and his own performance. Mr. Turner will also receive reimbursement for temporary living and travel expenses for up to twelve months, and will be entitled to relocation benefits in accordance with our standard policies. We have also agreed to provide continuation medical and dental coverage for Mr. Turner and his spouse under our standard benefits plan until such time as they are 65 years old, respectively. We also granted Mr. Turner 170,000 options to purchase our common stock, 70,000 of which vest in six months and 100,000 of which will vest in equal quarterly installments over the four-year period beginning June 30, 2004.

Respectfully submitted by the Compensation Committee,

Susan Vladuchick Sam, Chairperson	Robert J. Boehlke	John C. Sargent

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table sets forth, for the years ended June 30, the compensation paid to our named officers, a group consisting of our chief executive officer, four other most highly compensated executive officers, and one other executive officer during the fiscal year.

	Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year	$ Salary	$ Bonus (2)	Securities Underlying Options (#) (3)	$ All Other Compensation (4)
Marshall C. Turner(1) Chairman and Chief Executive Officer	2003	7,837	—	—	19,615
Satish Rishi(5) Executive Vice President and Chief Financial Officer	2003 2002	233,301 151,419	42,565 33,054	27,390 50,000	6,643 6,465
James R Northup(5) Executive Vice President—Sales	2003 2002	217,309 106,812	34,312 16,503	17,133 25,000	8,334 2,785
Craig W. Kokjohn(5) Executive Vice President—Worldwide Operations	2003 2002 2001	201,910 193,898 188,850	33,454 33,863 68,000	14,450 17,000 15,000	50,920 81,986 14,709
James W. Boeckman(5)(6) Executive Vice President, General Counsel and Secretary	2003	179,624	28,596	16,000	15,861
Peter S. Kirlin(5)(7) Former Chairman and Chief Executive Officer	2003 2002 2001	346,033 336,554 350,012	107,837 107,500 225,635	50,000 50,000 —	500,505 14,238 57,512

(1)
Mr. Turner was elected as our Chairman of our Board and Chief Executive Officer on June 24, 2003.
(2)
These amounts represent annual bonus payments to each executive. We pay those amounts after the end of the indicated fiscal year, based on a payout plan approved by the Compensation Committee of our Board.
(3)
Pursuant to his employment agreement, a portion of Mr. Kirlin's options became vested as a result of his resignation.
(4)
These amounts represent matching contributions made under our 401(k) retirement plan, and imputed income for any life insurance, executive financial planning and income tax return preparation benefits. For Mr. Turner, this amount also includes fees for service as a director from the beginning of fiscal 2003 through his election as our Chairman of the Board and Chief Executive Officer on June 24, 2003, in accordance with our standard compensation arrangements for our non-employee directors. For Mr. Kirlin, due to his resignation as our Chairman of our Board and Chief Executive Officer on June 24, 2003, this amount also includes $30,598 in lieu of the notice required by his employment agreement, $66,372 for accrued but unused vacation time, $367,167 of severance, and $23,000 paid to third parties for outplacement services on his behalf. For Mr. Kokjohn in fiscal 2003, this amount also includes relocation expense reimbursements of $39,258. For Mr. Boeckman in fiscal 2003, this amount also includes a sign-on bonus of $10,000.

(5)
During the six months ended December 31, 2002, Messrs. Kirlin, Rishi, Northup, Kokjohn and Boeckman took a one-week furlough with a commensurate reduction in salary as a cost reduction measure.
(6)
Mr. Boeckman became our Executive Vice President and General Counsel on July 15, 2002.
(7)
Mr. Kirlin resigned as our Chairman of our Board and Chief Executive Officer on June 24, 2003.

Option Grants in Last Fiscal Year

        The following table sets forth information regarding options to purchase shares of our common stock granted to our named officers for fiscal 2003. We have not granted any stock appreciation rights.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option term
Name	Options Granted (#)(1)	% of Total Options Granted to Company Employees	Exercise Price ($/Share)	Expiration Date
					5%	10%
Marshall C. Turner(2)	—	—	—	—	—	—
Satish Rishi	7,500	1.0%	$31.24	7/5/2012	$151,594	$399,960
Satish Rishi	12,390	1.7%	24.48	7/29/2012	196,243	517,758
Satish Rishi	7,500	1.0%	22.78	12/5/2012	110,542	291,648
James R. Northup	8,133	1.1%	24.48	7/29/2012	128,817	339,865
James R. Northup	2,250	*	20.25	2/27/2013	29,479	77,777
James R. Northup	6,750	*	19.18	6/30/2013	83,765	221,002
Craig W. Kokjohn	14,450	2.0%	24.48	7/29/2012	228,871	603,842
James W. Boeckman	16,000	2.2%	28.73	7/15/2012	297,417	784,693
Peter S. Kirlin	50,000	7.0%	24.48	7/29/2012	791,940	2,089,419

1.
Options granted generally become exercisable over a four-year period at the rate of 25% per year. Subject to applicable laws and regulations, options granted can be exercised through cash, cashless and stock swap methods.

2.
In accordance with our Second Amended and Restated Non-Employee Directors' Stock Option Plan, Mr. Turner was granted options to purchase 5,000 shares of our common stock, at an exercise price of $21.37 per share, on November 1, 2002.

*
Less than 1%

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

        The following table sets forth information regarding the exercisable and unexercisable options to acquire our common stock granted to our named officers.

			Number of Unexercised Options at Year-End		Value of In-The-Money Unexercised Options at Year-End(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Marshall C. Turner(2)	—	—	64,250	11,250	—	—
Satish Rishi	—	—	12,501	64,889	—	—
James R. Northup	—	—	6,251	35,882	—	—
Craig W. Kokjohn	—	—	32,850	38,450	—	—
James W. Boeckman	—	—	—	16,000	—	—
Peter S. Kirlin	—	—	101,900	188,100	—	—

1.
The closing price per share of our common stock on June 30, 2003 was $18.80.
2.
Includes 5,000 options granted to Marshall Turner as of November 1, 2002, at an exercise price of $21.37 per share, with respect to his service as one of our directors, in accordance with our Second Amended and Restated Non-Employee Directors' Stock Option Plan.

Equity Compensation Plan Information

        In 1996 our Board approved our Founders Stock Option Plan and our Stock Performance Plan. No options have been issued under these plans since 1997. The Stock Performance Plan was terminated in 1997.

        Our Board and stockholders have approved our 1997 Stock Option and Restricted Stock Plan, as amended, and our Second Amended and Restated Non-employee Directors Stock Option Plan. Stock options are issued at fair market value on the date of the grant and typically vest ratably over four years.

        Our Board and stockholders also have approved our 1998 Employee Stock Purchase Plan, or ESPP. Our ESPP is available to substantially all of our employees. Employees who elect to participate in the ESPP may contribute up to 15% of their base compensation to the ESPP, subject to certain IRS limits. The ESPP is a payroll deduction plan that permits participating employees to purchase shares, on an after-tax basis, of our common stock at 15 percent below market prices at the end of each purchase period. Our ESPP currently has a two-year offering period with four interim purchase periods of six months. The ESPP has a look-back feature as well as a reset feature.

        The following table sets forth information regarding equity compensation plans under which our securities are authorized for issuance, as of the end of fiscal 2003.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders	4,144,269	$41.60	4,354,214	(a)
Equity compensation plans not approved by stockholders	151,365	$17.00	0
Total	4,295,634	$40.69	4,354,214

(a)
This number includes 3,021,107 securities available for issuance under our 1997 Stock Option and Restricted Stock Plan, as amended, and 1,133,107 securities available for issuance under our 1998 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

        Directors who are officers or employees receive no additional compensation for serving on our Board. In accordance with DuPont's policies and practices, directors who are employed by DuPont have declined the compensation otherwise due to them. All other directors receive an annual fee of $20,000 plus stock options and reimbursement of reasonable expenses for travel, meals and telephone calls. In August 2003, after reviewing the director compensation practices of companies of similar size and characteristics within our industry, and taking into account the fact that our director compensation program had not been updated since 1996 and the increasing demands of service on our Board, including the complexity of our business and the increased number of Board and committee meetings, our Board approved several changes to our compensation program for directors who are not officers or employees. Effective November 1, 2003, these directors will receive, in addition to the annual fee, stock options and expense reimbursements previously in effect, a per meeting fee for Board meetings of $1,500 for in-person meetings and $500 for telephonic meetings, and a per meeting fee for Audit

Committee and Compensation Committee meetings of $1,000 for in-person meetings and $500 for telephonic meetings. In addition, the chair of the Audit Committee will receive an annual fee of $10,000, members of the Audit Committee will receive an annual fee of $5,000, and the chair of the Compensation Committee will receive an annual fee of $5,000.

        Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. We also maintain directors' and officers' liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Second Amended and Restated Non-Employee Directors' Stock Option Plan

        The purpose of the Second Amended and Restated Non-Employee Directors' Stock Option Plan is to allow us to recruit and retain qualified outside directors to serve on our Board. Under this plan, each director who was not an employee, and who is not precluded by his or her employer from receiving such grant, receives a one-time grant of options to purchase 12,000 shares of our common stock upon first joining our Board. Thereafter, each non-employee director receives, during his or her tenure as a director, an annual grant of options covering 5,000 shares as of the first day of the month following our annual meeting of stockholders. Directors who are first elected to our Board within the 60 day period immediately preceding our annual meeting of stockholders and who at the time of their election received the one-time grant of options to purchase 12,000 shares described above, will not, under the terms of this plan, receive an additional grant of 5,000 shares as of the first of the month following such annual meeting. Upon exercise of an option, payments of the purchase price for the stock subject to the exercise will be made in cash. Under the terms of this plan, no more than 25 percent of the total number of shares of stock granted under an option may become exercisable in any given year following the grant. Options granted to a Director shall automatically be forfeited if such Director shall cease to be a Director for reasons other than retirement or death. In the event the Director shall cease to be a Director by reason of retirement or death the total number of shares of common stock shall become exercisable provided such option shall have been granted at least six months prior to the retirement or death. Currently, 250,000 shares have been reserved for issuance under this plan. Under this plan, newly elected Director Siegle was granted options to purchase 12,000 shares of our common stock, at $18.87 per share, on May 6, 2003. Directors Boehlke, Cunningham, Sam, Sargent and Turner were granted options to purchase 5,000 shares of our common stock, at an exercise price of $21.37 per share, as of November 1, 2002.

NO INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS OF THIS PROXY STATEMENT

        Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding the Audit Committee report, nor the Compensation Committee report nor the subsequent Stock Performance Graph is to be incorporated by reference into any such prior filings, nor shall such graph or reports be incorporated by reference into any future filings made by us under those statutes.

STOCK PERFORMANCE GRAPH

        The graph set forth below compares the cumulative total return as of the end of the company's most recent fiscal year on $100 invested in our common stock, the NASDAQ Composite Index and the Philadelphia Semiconductor Index on June 14, 1996, the first trading date of our common stock, assuming the reinvestment of all dividends. The stock performance set forth below is not necessarily indicative of future price performance.

	6/14/96	6/30/96	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03
DPMI	$100.00	$120.59	$317.65	$202.94	$281.62	$402.94	$283.82	$195.06	$110.59
Nasdaq Composite	$100.00	$97.68	$118.87	$156.18	$221.41	$326.92	$178.16	$120.61	$133.76
Philadelphia Semiconductor Index	$100.00	$91.32	$159.81	$128.54	$253.21	$596.14	$326.20	$202.58	$188.00

DETACH HERE

PROXY

DUPONT PHOTOMASKS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 4, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Satish Rishi and James W. Boeckman, or any one or more of them, with full power of substitution, the attorneys and proxies for the undersigned to vote the shares of common stock of DuPont Photomasks, Inc., a Delaware corporation, held of record by the undersigned at the close of business on September 5, 2003, at the annual meeting of stockholders of the company to be held at Austin Marriott North, 2600 La Frontera Blvd., Round Rock, Texas 78681, on Tuesday, November 4, 2003 at 10:00 a.m. local time, and at any adjournment or postponements thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

        THIS PROXY IS TO BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED ACCORDING TO THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS INDICATED ON THE REVERSE SIDE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

DUPONT PHOTOMASKS
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

☒	Please mark votes as in this example.

DUPONT PHOTOMASKS, INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE PERSONS SET FORTH HEREIN AS DIRECTORS AND THE OTHER PROPOSALS.

1.
Election of Directors.

  Nominees: (01) E. James Prendergast and (02) William T. Siegle

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐	For all nominees except as noted above
2.	Ratification of PricewaterhouseCoopers LLP as independent public accountants for the year ending June 30, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

When signing this proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                    PLEASE SEND IN YOUR PROXY.

                    In order that there may be proper representation at the annual meeting, each stockholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.

Signature:  _____________________  Date:  _________    Signature:  _____________________  Date:  _________

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 4, 2003
SOLICITATION, EXERCISE AND REVOCATION OF PROXIES
VOTING OF SECURITIES
ELECTION OF DIRECTORS (Proposal 1) General Information
Stockholder Approval
Board Recommendation
Nominees for Director
Board Committees and Meetings
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS (Proposal 2) General Information
Stockholder Approval
Board Recommendation
OTHER BUSINESS
STOCKHOLDER PROPOSALS
BENEFICIAL OWNERSHIP OF SECURITIES
TRANSACTIONS AND RELATIONSHIP BETWEEN US AND DUPONT
Administrative Service Agreements
Research, Development and Consulting Agreement
Tax Indemnification Agreement
Environmental Indemnification Agreement
Corporate Tradename and Trademark Agreement
Registration Rights Agreement
Teflon AF Agreement
REPORT OF THE AUDIT COMMITTEE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
Base Salaries
Employment Agreements
Bonus Plan
Deferred Compensation Plan
Compliance with Internal Revenue Code Section 162(m)
Compensation of Chief Executive Officer
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
DIRECTOR COMPENSATION
Second Amended and Restated Non-Employee Directors' Stock Option Plan
NO INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS OF THIS PROXY STATEMENT
STOCK PERFORMANCE GRAPH